UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 9, 2018

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 9, 2018, Global GP LLC (the “General Partner”), the general partner of Global Partners LP (the “Partnership”), entered into an amended and restated employment agreement effective as of January 1, 2018 with Eric S. Slifka (the “E. Slifka Agreement”).

Employment Agreement — Eric S. Slifka

The E. Slifka Agreement supersedes and replaces Mr. Eric Slifka’s existing employment agreement with the General Partner dated December 31, 2014.  Pursuant to the E. Slifka Agreement, Mr. Eric Slifka will remain the President and Chief Executive Officer of the General Partner.  He will report to the board of directors of the General Partner.

The E. Slifka Agreement may be terminated at any time by either party with proper notice.  Unless earlier terminated, the E. Slifka Agreement has an initial term ending on December 31, 2018. Although the parties may mutually agree to extend the term at any time, absent the receipt by either party from the other party of a notice to not renew, the E. Slifka Agreement shall be automatically extended from December 31, 2018 through April 15, 2019; however, if the parties do not reach agreement with respect to the terms of the Short-Term Annual Cash Incentive Plan and the Long-Term Performance-Based Cash Incentive Plan for the 2019 year, each described more fully below, on or before April 15, 2019, the E. Slifka Agreement will automatically terminate and such termination will be treated as a nonrenewal of the E. Slifka Agreement. The E. Slifka Agreement includes a confidentiality provision, which generally will continue for two (2) years following Mr. Eric Slifka’s termination of employment, and non-competition provisions set forth in Annex I to the E. Slifka Agreement, which will continue for one (1) year following Mr. Eric Slifka’s termination of employment.

The E. Slifka Agreement provides for an annual base salary of $800,000.  In addition, Mr. Eric Slifka is eligible to receive cash bonuses and incentive compensation awards pursuant to the General Partner’s executive compensation plans and programs, and may participate in the General Partner’s health insurance, 401(k) and such other benefit plans and programs as the General Partner may provide for its executives in general.

Upon termination of Mr. Eric Slifka’s employment for any reason, he shall be paid (i) all amounts of his base salary due and owing up through the date of termination, (ii) any earned but unpaid bonus, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts, including vacation pay, that may be due to him as of the date of termination (the “Accrued Obligations”). In the event the E. Slifka Agreement is not renewed by the General Partner and he does not continue to serve as the General Partner’s President and Chief Executive Officer following the expiration of the E. Slifka Agreement, he shall be paid the Accrued Obligations plus a lump sum payment equal to 200% of his then base salary.

If Mr. Eric Slifka’s employment is terminated by death or “Disability” (as defined in the E. Slifka Agreement), he (or his estate) will be paid or receive (i) the Accrued Obligations, (ii) a lump sum payment equal to 200% of his then base salary, (iii) an amount equal to 200% of the target incentive amount under the then applicable short-term incentive plan, (iv) acceleration of vesting of his cash or equity interests in the long-term incentive plans, and (v) group health and similar insurance premiums on behalf of him and his spouse and dependents for 24 months following the date of termination.

If Mr. Eric Slifka’s employment is terminated by the General Partner without “Cause” or by Mr. Eric Slifka for reasons constituting “Constructive Termination,” each as defined in the E. Slifka Agreement, he shall be paid (i) the Accrued Obligations, (ii) a lump sum payment equal to 200% of his then base salary (increased to a multiplier of 300% if such termination occurs within 12 months following a “Change in Control” (as defined in the E. Slifka Agreement)), (iii) an amount equal to 200% of target incentive amount under the then applicable short-term incentive plan (increased to a multiplier of 300% if such termination occurs within 12 months following a Change in Control), (iv) acceleration of vesting of his cash and equity interests in the long-term incentive plans, (v) group health and similar insurance premiums on behalf of his spouse and dependents for 24 months following the date of termination, and (vi) a potential gross-up payment in the event that any of the payments described above result in taxes being imposed on Mr. Eric Slifka pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.  If Mr. Eric Slifka’s employment is terminated by the General Partner without Cause or Mr. Eric Slifka terminates his employment for Constructive Termination, but such termination does not occur within 12 months following a Change in Control and Mr. Eric Slifka secures employment within 12 months of the date of termination, he shall repay to the General Partner one-half of the cash received from the General Partner pursuant to (ii) and (iii) above.

Short-Term Cash Incentive Plan

Mr. Eric Slifka shall be eligible to receive a target incentive award for 2018 in an amount equal to 100% of his base salary, if any, under the 2018 Short-Term Cash Incentive Plan (the “STIP”), 50% as determined based upon the achievement of financial metrics established by the General Partner’s Compensation Committee (the “Compensation Committee”) in the first calendar quarter of 2018, and 50% based upon a discretionary cash component.  The 2018 STIP award, if any, could be paid up to a maximum of 200% of Mr. Eric Slifka’s base salary.

During the first calendar quarter of 2019, the Compensation Committee shall establish (i) threshold financial metrics required to be met for any cash incentive amount to be awarded under the 2019 STIP in respect of the 2019 fiscal year, and (ii) a discretionary cash component for the amount of cash incentive (if any) that will be awarded under the 2019 STIP. The terms of the 2019 STIP shall be mutually agreed upon by the parties in order for the E. Slifka Agreement to renew.

Long-Term Performance-Based Cash Incentive Plans

Mr. Eric Slifka shall be eligible to receive awards, if any, under the 2018 Long-Term Performance-Based Cash Incentive Plan (the “2018 Plan”), and in the event the E. Slifka Agreement is renewed, Mr. Eric Slifka shall also participate in a 2019 long-term performance-based cash incentive plan (the terms of which shall be mutually agreed upon on or before April 15, 2019).

The 2018 Plan is designed with two separate components: 50% of the award is based upon the Partnership’s total unitholder (or shareholder) return (“TSR”), as compared against the TSRs of the individual entities comprising two groups of constituent companies (the “Constituent Companies”), for a defined twelve month period of time (the “Performance Component”), and 50% of the award is discretionary, as determined by the Compensation Committee based upon its evaluation of the Mr. Eric Slifka’s performance and such external factors as the Compensation Committee deems appropriate (the “Discretionary Component”). Mr. Eric Slifka potentially could earn incentive awards under the Performance Component in an amount ranging from $0 to $2,025,000, and under the Discretionary Component in an amount ranging from $0 to $2,025,000, for a maximum potential aggregate total award of $4,050,000. Amounts earned pursuant to the 2018 Plan will generally be paid in two equal installments in each of January 2020 and 2021, subject to Mr. Eric Slifka’s continued employment on those dates.

The foregoing description of the E. Slifka Agreement does not purport to be complete and is qualified in its entirety by reference to the E. Slifka Agreement.  A copy of the E. Slifka Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits

(d)	Exhibit
10.1*	Amended and Restated Employment Agreement effective as of January 1, 2018, by and between Global GP LLC and Eric S. Slifka

*  Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP
		By:	Global GP LLC,
its general partner

Dated:	April 13, 2018	By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary